Exhibit 8.1.1.

INDEPENDENT CONSULTING AGREEMENT

This Independent Consulting Agreement ("Agreement"), effective as of the 27th day of June, 2006 ("Effective Date") is entered into by and between MORGAN BEAUMONT, INC., a Nevada corporation (herein referred to as the "Company") and SALZWEDEL FINANCIAL COMMUNICATION, INC., an Oregon corporation (herein referred to as the "Consultant").

RECITALS

WHEREAS, the Company is a publicly-held corporation with its common stock traded on the NASDAQ OTCBB; and

WHEREAS, Company desires to engage the services of Consultant to represent the company in investors' communications and public relations with existing shareholders, brokers, dealers and other investment professionals as to the Company's current and proposed activities, and to consult with management concerning such Company activities;

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1. Term of Consultancy. Company hereby agrees to retain the Consultant to act in a consulting capacity to the Company, and the Consultant hereby agrees to provide services to the Company commencing immediately and ending on June 26th, 2007 unless otherwise terminated earlier as provided herein.

2. Duties of Consultant. The Consultant agrees that it will generally provide the following specified consulting services through its officers and employees during the term specified in Section 1, above.

(a) Consult with and assist the Company in developing and implementing appropriate plans and means for presenting the Company and its business plans, strategy and personnel to the financial community, establishing an image for the Company in the financial community, and creating the foundation for subsequent financial public relations efforts;

(b) Introduce the Company to the financial community, including, but not limited to, retail brokers, buy side and sell side institutional managers, portfolio managers, analysts, and financial public relations professionals;

(c) With the cooperation of the Company, maintain an awareness during the term of this Agreement of the Company's plans, strategy and personnel, as they may evolve during such period, and consult and assist the Company in communicating appropriate information regarding such plans, strategy and personnel to the financial community;

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(d) Assist and consult the Company with respect to its (i) relations with stockholders, (ii) relations with brokers, dealers, analysts and other investment professionals, and (iii) financial public relations generally;

(e) Perform the functions generally assigned to stockholder relations and public relations departments in major corporations, including responding to telephone and written inquiries (which may be referred to the Consultant by the Company); reviewing press releases before they are released by the Company as well as reports and other communications with or to shareholders, the investment community and the general public; consulting with respect to the timing, form, distribution and other matters related to such releases, reports and communications; and, at the Company's request and subject to the Company's securing its own rights to the use of its names, marks, and logos, consulting with respect to corporate symbols, logos, names, the presentation of such symbols, logos and names, and other matters relating to corporate image;

(f) Upon and with the Company's direction and written approval, disseminate information regarding the Company to shareholders, brokers, dealers, other investment community professionals and the general investing public;

(g) Upon and with the Company's direction, conduct meetings, in person or by telephone, with brokers, dealers, analysts and other investment professionals to communicate with them regarding the Company's plans, goals and activities, and assist the Company in preparing for press conferences and other forums involving the media, investment professionals and the general investment public;

(h) At the Company's request, review business plans, strategies, mission statements budgets, proposed transactions and other plans for the purpose of advising the Company of the public relations implications thereof; and

(i) Otherwise perform as the Company's consultant for public relations and relations with financial professionals.

3. Allocation of Time and Energies. The Consultant hereby promises to perform and discharge faithfully the responsibilities which may be assigned to the Consultant from time to time by the officers and duly authorized representatives of the Company in connection with the conduct of its financial and public relations and communications activities, so long as such activities are in compliance with applicable securities laws and regulations. Consultant and staff shall diligently and thoroughly provide the consulting services required hereunder. Although no specific hours-per-day requirement will be required, Consultant and the Company agree that Consultant will perform the duties set forth herein above in a diligent and professional manner. The parties acknowledge and agree that a disproportionately large amount of the effort to be expended and the costs to be incurred by the Consultant and the benefits to be received by the Company are expected to occur within or shortly after the first two months of the effectiveness of this

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Agreement. It is explicitly understood that neither the price of the Company's Common Stock, nor the trading volume of the Company's common stock hereunder measure Consultant's performance of its duties. It is also understood that the Company is entering into this Agreement with Consultant, a corporation and not any individual member or employee thereof, and, as such, Consultant will not be deemed to have breached this Agreement if any member, officer or director of the Consultant leaves the firm or dies or becomes physically unable to perform any meaningful activities during the term of the Agreement, provided the Consultant otherwise performs its obligations under this Agreement.

4. Remuneration.

4.1

(a) For undertaking this engagement, for previous services rendered, and for other good and valuable consideration, the Company agrees to issue, or have issued, to the Consultant a "Commencement Bonus" of XXX shares of the Company's Common Stock ("Common Stock" and such shares, collectively, the "Shares"). This Commencement Bonus shall be fully paid and non-assessable and stock certificates representing the Commencement Bonus shall be issued and delivered to Consultant within 30 days of execution of this Agreement.

(b) Consultant agrees that the Company may, in its sole discretion, cause one or more shareholders of the Company to deliver any of or all of the Shares to be issued and delivered to Consultant hereunder.

(c) Company agrees to pay Consultant the sum of XXX per month due and payable on the first day of each month during the term that this agreement is in force.

4.2 The Company understands and agrees that Consultant has foregone significant opportunities to accept this engagement and that the Company derives substantial benefit from the execution of this Agreement and the ability to announce its relationship with Consultant. The Commencement Bonus, therefore, constitutes payment for Consultant's agreement to consult to the Company and is a nonrefundable, non-apportionable, and non-ratable retainer and is not a prepayment for future services. If the Company decides to terminate this Agreement prior to June 26th, 2007, for any reason whatsoever, it is agreed and understood that Consultant will not be requested or demanded by the Company to return any of the shares of Common Stock paid to it as Commencement Bonus referred to in paragraph 4.1(a) hereunder except as defined in paragraph 11 of this agreement. Further, if and in the event the Company is acquired during the term of this Agreement, it is agreed and understood Consultant will not be requested or demanded by the Company to return any of the shares of Common Stock paid to it hereunder except as defined in paragraph 11 of this agreement. Consultant agrees and understands that if during the term of this Agreement, Consultant performs substantial services for any direct competitor of the Company, then the Shares issued to Consultant hereunder will be forfeited.

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4.3 Notwithstanding anything else in this Agreement to the contrary, Company and Consultant acknowledge and agree that for purposes of the Company's internal accounting practices, the Company may desire to allocate all or a portion of the Commencement Bonus to any number of the services provided by the Consultant to the Company under this Agreement consistent with the United States generally accepted accounting practices. Accordingly, Consultant agrees to cooperate with the Company, and will provide to the Company reasonable support and documentation in connection with any such allocation process.

4.4 The Company or its assigns agrees that it will include all Shares issued or to be issued to Consultant hereunder in the next registration statement filed by the Company with the SEC on Forms SB-2, S-3 or other appropriate form relating to the resale of restricted shares unless the company is contractually restricted from doing so. The Company agrees to file such a registration statement no later than October 30, 2006. Consultant agrees that it will not sell or transfer any of the Shares issued to it hereunder prior to the earlier of June 26th, 2007 or the termination of this Agreement by the Company.

4.5 Company warrants that the Shares issued to Consultant under this Agreement by the Company shall be or have been validly issued, fully paid and non-assessable and that the Company's board of directors has or shall have duly authorized the issuance and any transfer of them to Consultant.

4.6 Consultant acknowledges that the Shares to be issued pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended (the "Securities Act") and accordingly are "restricted securities" within the meaning of Rule 144 of the Act. As such, the Shares may not be resold or transferred unless the Company has received an opinion of counsel and in form reasonably satisfactory to the Company that such resale or transfer is exempt from the registration requirements of that Securities Act. Consultant agrees that during the term of this Agreement, that it will not sell or transfer any of the Shares issued to it hereunder, except to the Company; nor will it pledge or assign such Shares as collateral or as security for the performance of any obligation, or for any other purpose.

4.7 In connection with the acquisition of the Shares, Consultant represents and warrants to Company, to the best of its/his knowledge, as follows:

(a) Consultant has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning an investment in the Shares, and any additional information that the Consultant has requested.

(b) Consultant's investment in restricted securities is reasonable in relation to the Consultant's net worth. Consultant has had experience in investments in restricted and publicly traded securities, and Consultant has had experience in investments in speculative securities and other investments that involve the risk

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of loss of investment. Consultant acknowledges that an investment in the Shares is speculative and involves the risk of loss. Consultant has the requisite knowledge to assess the relative merits and risks of this investment without the necessity of relying upon other advisors, and Consultant can afford the risk of loss of his entire investment in the Shares. Consultant is an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act.

(c) Consultant is acquiring the Shares for the Consultant's own account for long-term investment and not with a view toward resale or distribution thereof except in accordance with applicable securities laws.

5. Finder's Fee.

5.1 It is understood that in the event Consultant directly introduces Company to a lender or equity purchaser, not already having a preexisting relationship with the Company, with whom Company, or its nominees, ultimately finances or causes the completion of such financing, Company agrees to compensate Consultant for such services with a "finder's fee" in the amount of 5% of total gross funding provided by such lender or equity purchaser, such fee to be payable in cash.

5.2 It is understood that in the event Consultant introduces Company to an intermediary or broker dealer, not already having a preexisting relationship with Company, with whom Company, or its nominees, ultimately finances or causes the completion of such financing, Company agrees to compensate Consultant for such services with a "finder's fee" in the amount of 1% of total gross funding provided by such intermediary or broker dealer, such fee to be payable in cash. This will be in addition to any fees payable by Company to said intermediary or broker dealer, if any, which shall be per separate agreements negotiated between Company and such other intermediary or broker dealer.

5.3 It is also understood that in the event Consultant directly introduces Company, or its nominees, to a merger and/or acquisition candidate, not already having a preexisting relationship with Company, with whom Company, or its nominees, ultimately is acquired, or with whom Company, or its nominees acquires or causes the completion of such acquisition, Company agrees to compensate Consultant for such services with a "finder's fee" in the amount of 2.5% of total gross consideration provided by such merger and/or acquisition, such fee to be payable in the same form of consideration received by the seller/merged company.

5.4 It is also understood that in the event Consultant introduces Company, or its nominees, to a merger and/or acquisition candidate, indirectly through another intermediary, not already having a preexisting relationship with Company, with whom Company, or its nominees, ultimately is acquired, or with whom Company, or its nominees acquires or causes the completion of such acquisition, Company agrees at its sole discretion to compensate Consultant for such services with a "finder's fee" in the amount of 2.5% of total gross consideration provided by such merger and/or acquisition, such fee to be payable in the same form of consideration received by the seller/merged

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company. This will be in addition to any fees payable by Company to any other intermediary, if any, which shall be per separate agreements negotiated between Company and such other intermediary.

5.5 It is also understood that in the event Consultant introduces Company to a strategic or business partner, not already having a preexisting relationship with Company, with whom Company, or its nominees, ultimately enters into a business alliance, Company agrees to compensate Consultant, for such services with a "finder's fee" in the amount of 2% of total net earnings provided by such business alliance, for a period of one year from the start of the business alliance, such fee to be payable in cash within 10 days of Company' receipt of said revenue.

5.6 It is further understood that Company, and not Consultant, is responsible to perform any and all due diligence on such intermediary broker dealer, lender, equity purchaser or acquisition/merger candidate introduced to it by Consultant under this Agreement, prior to Company receiving funds or closing on any acquisition/merger. However, Consultant will not introduce any parties to Company about which Consultant has any prior knowledge of questionable, unethical or illicit activities.

5.7 Company agrees that said compensation to Consultant shall be paid in full at the time said financing or acquisition/merger is closed, such compensation to be transferred by Company to Consultant within five (5) business days of the closing of a financing, merger or acquisition transaction.

5.8 As further consideration to Consultant, Company, or its nominees and assigns, agrees to pay with respect to any financing or acquisition/merger candidate provided directly or indirectly to the Company by any broker/dealer intermediary, lender or equity purchaser covered by this Section 5 during the period commencing at the effective date of this Agreement and ending one year from the termination of this Agreement, a fee to Consultant equal to that outlined in Section 5 herein.

5.9 Consultant will notify Company, in writing, of introductions it makes for potential sources of financing or acquisitions/mergers or strategic partners in a timely manner (within approximately 5 days of introduction) via confirmed delivery of a facsimile memo or email. If Company has a preexisting relationship with such nominee and believes such party should be excluded from this Agreement, then Company will notify Consultant immediately within five (5) business days of Consultant's facsimile to Company of such circumstance via facsimile memo or email.

5.10 It is specifically understood that Consultant is not and does not hold itself out be a Broker/Dealer, but is rather merely a "Finder" in reference to the Company procuring financing sources and acquisition/merger candidates, and Consultant does not normally provide such services. The Consultant will only be introducing the Company to such potential entities and will not be responsible for the structuring of any transaction. Any obligation to pay a "Finder's Fee" hereunder shall survive the merging, acquisition, or other change in the form of entity of the Company and to the extent it remains unfulfilled

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shall be assigned and transferred to any successor to the Company. The Company agrees that no reference to the Consultant will be made in any press release or advertisement of any transaction without the express approval, in writing, of such release by Consultant.

(a) Consultant is aware of and acquainted with various individuals who may be interested in investing in Company and will introduce Company to such individuals. Consultant represents, warrants, and covenants that he is already acquainted with such individuals and has a pre-existing relationship with them, has not and will not make any public or general solicitation or advertising to locate such individuals, that such individual is known to him through his personal and business experiences

(b) Consultant represents, warrants and covenants that his primary business area is not that of a Finder.

(c) Consultant represents, warrants and covenants that he is not a registered representative with any broker-dealer, is not employed by or associated with any broker-dealer, is not engaged in the business of effecting transactions in securities for others or her own account, is not an investment advisor either generally or with respect to the specific individuals.,

(d) Consultant represents, warrants and covenants that he will only make the individual aware of the Company investment opportunity, will only inform the individual about Company's business but not about its securities, and will not negotiate with the individual with respect to the investment, including the amount, the type and nature of the security or securities, or the terms of the investment, but will only relay Company's offers and responses. All investment discussions will be directly between Company and the individual investor being introduced by Consultant.

(e) Consultant represents, warrants and covenants that, to the best of his information, knowledge and belief, the individuals to be introduced are both sophisticated investors and accredited investors, who have sufficient expertise and business acumen to evaluate the merits of the investment opportunity.

6. Permissible Finder. In reliance upon Consultant's foregoing representations, warranties and covenants, Company appoints Consultant as a finder.

7. Non-Assignability of Services. Consultant's services under this contract are offered to Company only and may not be assigned by Company to any entity with which Company merges or which acquires the Company or substantially all of its assets wherein the Company becomes a minority constituent of the combined Company. In the event of such merger or acquisition, all compensation to Consultant herein under the schedules set forth herein shall remain due and payable, and any compensation received by the Consultant may be retained in the entirety by Consultant, all without any reduction or pro-rating and shall be considered and remain fully paid and non-assessable. Notwithstanding the non-

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assignability of Consultant's services, Company shall assure that in the event of any merger, acquisition, or similar change of form of entity, that its successor entity shall agree to complete all obligations to Consultant, including the provision and transfer of all compensation herein, and the preservation of the value thereof consistent with the rights granted to Consultant by Company herein. Consultant shall not assign its rights or delegate its duties hereunder without the prior written consent of Company.

8. Expenses. Consultant agrees to pay for all its expenses (phone, labor, etc.), other than extraordinary items (travel and entertainment required by/or specifically requested by the Company, luncheons or dinners to large groups of investment professionals, mass faxing to a sizable percentage of the Company's constituents, investor conference calls, print advertisements in publications, etc.) approved by the Company prior to its incurring an obligation for reimbursement. The Company agrees and understands that Consultant will not be responsible for preparing or mailing due diligence and/or investor packages on the Company, and that the Company will have some means to prepare and mail out investor packages at the Company's expense.

9. Indemnification. The Company warrants and represents that all oral communications, written documents or materials furnished to Consultant or the public by the Company with respect to financial affairs, operations, profitability and strategic planning of the Company are accurate in all material respects and Consultant may rely upon the accuracy thereof without independent investigation. The Company will protect, indemnify and hold harmless Consultant against any claims or litigation including any damages, liability, cost and reasonable attorney's fees as incurred with respect thereto resulting from Consultant's communication or dissemination of any said information, documents or materials excluding any such claims or litigation resulting from Consultant's communication or dissemination of information not provided or authorized by the Company.

10. Representations. Consultant represents that it is not required to maintain any licenses and registrations under federal or any state regulations necessary to perform the services set forth herein. Consultant acknowledges that, to the best of its knowledge, the performance of the services set forth under this Agreement will not violate any rule or provision of any regulatory agency having jurisdiction over Consultant. Consultant acknowledges that, to the best of its knowledge, Consultant and its officers and directors are not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities laws. Consultant further acknowledges that it is not a security Broker Dealer or a registered investment advisor. Company acknowledges that, to the best of its knowledge, that it has not violated any rule or provision of any regulatory agency having jurisdiction over the Company. Company acknowledges that, to the best of its knowledge, Company is not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities laws.

11. Termination. The Company has the exclusive right to terminate this Agreement at any time during the Term of this Agreement, upon providing Consultant five (5) days written notice of Company's intention to terminate.

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(a) If and in the event said termination is made by the Company prior to September 26th, 2006, the Consultant agrees to return to the Company XXX Shares of the Company's Common Stock referred to in paragraph 4.1(b) as Commencement Bonus.

(b) If and in the event said termination is made by the Company after September 26th, 2006 and prior to December 26th, 2006, the Consultant agrees to return to the Company XXX Shares of the Company's Common Stock referred to in paragraph 4.1(b) as Commencement Bonus.

Consultant agrees to return portions of said Commencement Bonus Shares to the Company within 10 business days of its receipt of a termination notice subject to terms stated in paragraph 11(a) and 11(b). If said shares are not returned to the Company by Consultant within 10 business days of Consultant's receipt of a termination notice if prior to dates specified in paragraphs 11 (a) and 11 (b) accordingly, then Company has the right to cancel said portions of Commencement Bonus.

12. Legal Representation. Each of Company and Consultant represents that they have consulted with independent legal counsel and/or tax, financial and business advisors, to the extent that they deemed necessary.

13. Status as Independent Contractor. Consultant's engagement pursuant to this Agreement shall be as independent contractor, and not as an employee, officer or other agent of the Company. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other. Consultant further acknowledges the consideration provided hereinabove is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income taxes, social security payments or any other payroll taxes. All such income taxes and other such payment shall be made or provided for by Consultant and the Company shall have no responsibility or duties regarding such matters. Neither the Company nor the Consultant possesses the authority to bind each other in any agreements without the express written consent of the entity to be bound.

14. Attorney's Fee. If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

15. Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

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16. Notices. All notices, requests, and other communications hereunder shall be deemed to be duly given if sent by U.S. mail, postage prepaid, addressed to the other party at the address as set forth herein below:

To the Company:

Morgan Beaumont, Inc.

Clifford Wildes, CEO

6015 31st Street East

Bradenton, FL 34203

Fax – (941) 758-2185

To the Consultant:

Salzwedel Financial Communications, Inc.

Jeffrey L. Salzwedel, President

XXX

XXX

XXX

It is understood that either party may change the address to which notices for it shall be addressed by providing notice of such change to the other party in the manner set forth in this paragraph.

17. Choice of Law, Jurisdiction and Venue. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Nevada. The parties agree that the State of Nevada will be the venue of any dispute and will have jurisdiction over all parties.

18. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the alleged breach thereof, or relating to Consultant's activities or remuneration under this Agreement, shall be settled by binding arbitration in Clackamas County, OR in accordance with the applicable rules of the American Arbitration Association, Commercial Dispute Resolution Procedures, and judgment on the award rendered by the arbitrator(s) shall be binding on the parties and may be entered in any court having jurisdiction.

Signatures appear on the following page

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19. Complete Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

AGREED TO:

Company:

MORGAN BEAUMONT, INC.

By: /s/ Clifford Wildes

Name: Clifford Wildes

Title: CEO and its Duly Authorized Agent

Consultant:

SALZWEDEL FINANCIAL COMMUNICATIONS, INC.

By: /s/ Jeffrey L. Salzwedel

Name: Jeffrey L. Salzwedel

Title: President and its Duly Authorized Agent

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